Exhibit 99.1

  GRANITE CONSTRUCTION INCORPORATED ANNOUNCES UPWARD REVISION OF FOURTH QUARTER
                           AND FULL YEAR 2006 EARNINGS

    WATSONVILLE, Calif., Feb. 22 /PRNewswire-FirstCall/ -- Granite Construction Incorporated (NYSE: GVA) today announced an upward revision to its fourth quarter and year-to-date 2006 earnings in the amount of approximately $2.3 million or $0.05 per diluted share. The revision reflects management's evaluation of a subsequent event involving a partial settlement of an unresolved revenue issue on its Heavy Construction Division State Route 22 project in Southern California which occurred after its earnings release on February 14, 2007.

    The revised year-to-date 2006 net income is $80.5 million or $1.94 per diluted share, versus $78.2 million, or $1.89 per diluted share originally reported on February 14, 2007.

    A reconciliation between the results originally reported in our earnings release on February 14, 2007 and the revised results for the year ended December 31, 2006 is as follows (in thousands except per share amounts):

                                           As Originally
                                             Reported      Adjustment    As Revised
                                           -------------   ----------    ----------
Total revenue                              $   2,964,904   $    4,700    $2,969,604

Gross profit                                     290,420        5,300       295,720
Income before provision for income
 taxes and minority interest                     107,717        5,300       113,017
Minority interest                                  7,720       (1,550)        6,170
Net income                                        78,220        2,289        80,509
Net income per share:
     Basic                                          1.91         0.06          1.97
     Diluted                                        1.89         0.05          1.94

    Audited financial results will appear in Granite's Form 10-K, which will be filed on or before March 1, 2007.

    Company Description

    Granite, a member of the S&P 400 Midcap Index, the Domini 400 Social Index and the Russell 2000, is one of the nation's largest diversified heavy civil contractors and construction materials producers. Granite Construction serves public and private sector clients through its offices nationwide. For the 4th straight year, Granite was named to FORTUNE'S List of 100 Best Companies to Work For. For more information about the company, please visit their website at www.graniteconstruction.com.

SOURCE  Granite Construction Incorporated
    -0-                             02/22/2007
    /CONTACT: Jacque Underdown of Granite Construction Incorporated, +1-831-761-4741/
    /Web site:  http://www.graniteconstruction.com/
    (GVA)